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Exhibit 2.1

     PURCHASE AGREEMENT

between

MDU COMMUNICATIONS INTERNATIONAL, INC.,
a Delaware corporation

and

DIGITAL SOLUTIONS, L.L.C.,
a Connecticut limited liability company

and

the individual COMPANY MEMBERS of
Digital Solutions, L.L.C.

Dated as of April 30, 2001

PURCHASE AGREEMENT

    THIS PURCHASE AGREEMENT (the "Agreement") is made and entered into as of April 30, 2001, by and among MDU Communications International, Inc., a Delaware corporation ("Buyer") with principal office at 108-11951 Hammersmith Way, Richmond, BC, Canada and Digital Solutions, L.L.C., a Connecticut limited liability company ("Company") with principal office at 1300 Post Road East, Westport, Connecticut and the individual members of the Company ("Company Members") with addresses set forth herein.

    WHEREAS, the Board of Directors of Buyer and the Board of Management of Company believe it is in the best interests of their respective companies and the members/shareholders of their respective companies, that Buyer acquire and purchase all of the membership interests in the Company ("Member Interests") and any other assets in Company (collectively the "Acquisition") and, in furtherance thereof, to signify their approval of the Acquisition, the Company Members have executed this Agreement in the spaces provided below.

    WHEREAS, pursuant to the Acquisition, among other things, all outstanding Member Interests and any other assets of Company shall be acquired for a combination of cash and common stock (the "Acquisition Price").

    WHEREAS, Company, Company Members and Buyer desire to make certain representations and warranties and other agreements in connection with the Acquisition.

    WHEREAS, as a condition and inducement to Buyer's willingness to enter into this Agreement, each of the Company Members holding current and valid Member Interests, have concurrently with the execution of this Agreement, executed and delivered an Assignment of Member Interests, attached hereto as Schedule A, pursuant to which such Company Members have, among other things, approved this Agreement, the Acquisition and the transactions contemplated herein, and hereby waive all provisions of Article 10 of the Operating Agreement of the Company with respect to the purchase of Member Interests contemplated by this Agreement.

    NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

I.
THE ACQUISITION

    1.  The Acquisition.  At the Closing (as defined herein) and subject to and upon the terms and conditions of this Agreement, Buyer shall acquire from Company Members all Member Interests and any other assets used in the operation of Company.

    2.  Closing.  The Closing of the transactions contemplated herein ("Closing") shall take place on April 30, 2001 ("Closing Date"), or by agreement of the parties, after the satisfaction or waiver of each of the conditions set forth in this Agreement. The Closing shall take place at the offices of MDU Communications International, Inc., at 60-D Commerce Way, Totowa, New Jersey, or at such other location as the parties hereto agree.

    3.  Effect of the Acquisition.  At Closing, the effect of the Acquisition shall be as provided in this Agreement. Without limiting the generality of the foregoing, and subject thereto, at Closing, all Member Interests and all of the property, assets, rights, privileges, powers and franchises of Company shall vest in Buyer, and all debts, liabilities and duties of Company (subject to Paragraph 6 of this Section) shall be assumed by and shall become the debts, liabilities and duties of Buyer.

    4.  Deposit.  Pursuant to the Term Sheet entered into by the parties on September 27, 2000 and amended on or about January 18, 2001, Buyer has provided a non-refundable deposit of one hundred and fifty thousand dollars ($150,000 US) of which seventy-five thousand dollars ($75,000 US) is to be applied to the Acquisition Price upon Closing. Buyer acknowledges that the remaining seventy-five thousand dollars ($75,000 US) has been invested by the Company into the Company and therefore has become an asset of the Company.

    5.  Acquisition Price.  In addition to seventy-five thousand dollars ($75,000 US) of the deposit, which shall be distributed by Company to Company Members at Closing, Buyer shall pay to Company's escrow agent, one million six hundred thousand dollars ($1,600,000 US) at Closing. In addition, Buyer shall transfer to Company Members five hundred thousand (500,000) shares of common stock ("Buyer Common Stock") at Closing, per Schedule B. The cash and Buyer Common Stock to be transferred shall be in exchange for all outstanding Member Interests and any other assets in Company immediately prior to Closing.

    6.  Company Assets and Liabilities.  Implicit in the purchase by Buyer of all of the Member Interests in the Company is that the Company shall be possessed at Closing of all tangible assets and contract rights currently owned by Company Members and Company, including but not limited to, receivables, rights of entry, joint venture agreements and information, subscribers and subscriber lists, receivers, dishes, building systems and networks, office equipment, field equipment and any and all other tangible and intangible property. The Company shall be purchased subject to all normal operating expenses, liabilities, debts and accounts payable of the Company, as set forth in the disclosure schedule (as defined herein), which are not to exceed the approximate value of the Company accounts receivable. It is also implicit in the Acquisition that the Company shall have no unusual or contingent liabilities at the time of Closing.

    7.  Transfers of Ownership.  If any certificate for shares of Buyer Common Stock is to be issued in a name other than that in which the Company Member Interest certificate surrendered in exchange therefore is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Buyer any transfer or other taxes required by reason of the issuance of a certificate for shares of Buyer Common Stock in any name other than that of the registered holder of the certificate surrendered or delivered.

II.
REPRESENTATIONS AND WARRANTIES OF COMPANY AND COMPANY MEMBERS

    1.  Company and Company Member Representations.  Company and Company Members represent and warrant to Buyer that the statements contained in this Section are true and correct, except as set forth in the disclosure schedule attached hereto as Schedule C (the "Company Disclosure Schedule"). The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section, and the disclosures in any paragraph of the Company Disclosure Schedule shall qualify any other paragraph in this Section where such disclosure would be appropriate to the extent that it is clear from such disclosure that it relates to such other paragraph.

    2.  Organization, Qualification and Corporate Power.  Company is a limited liability company duly formed, validly existing and in good standing under the laws of the state of Connecticut. Company is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect. For purposes of this Agreement, a "Material Adverse Effect" or "Material Adverse Change" means, with respect to a party, any material adverse effect or change on the assets, business, financial condition or the results of operations of such party and its subsidiaries, if any, taken as a whole. Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Company has furnished to Buyer true and complete copies of its

Articles of Organization and Operating Agreement, as amended and as in effect on the date hereof, as well as any other documents governing Company and its structure. Company is not in default under or in violation of any provision of its Operating Agreement or any other documents governing Company and its structure.

    3.  Capitalization.  The authorized Member Interests or other capital stock/structure of Company consists of one hundred (100) Member Interests in Company. There are no other member interests or other ownership interests or structure of Company.

    4.  Company Member Interests.  The Company Disclosure Schedule sets forth a complete and accurate list of all Company Members, indicating the number of interests in Company held by each Company Member. All of the outstanding Member Interests of Company are duly authorized, validly issued, fully paid and non-assessable. Except as described above, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which Company is a party or which are binding upon Company providing for the issuance, disposition or acquisition of any of its member interests. All of the outstanding Member Interests of Company were issued in compliance with applicable state laws.

    5.  Authorization of Transaction.  Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and under each of the other agreements and instruments to be executed and delivered by some or all of the parties in connection with the transactions contemplated herein which Company and Company Members are a party. All action on the part of Company, its officers, directors and Company Members necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of the Company hereunder has been taken or will be taken prior to Closing, and this Agreement constitutes a valid and legally binding obligation of Company and Company Members, enforceable in accordance with its respective terms.

    6.  Compliance with Laws and Other Instruments.  Company is not in violation or default of any provision of its Operating Agreement, or, to the best of its knowledge, of any instrument, judgment, order, writ, decree, lease, license, permit, contract or other arrangement to which it is a party or by which it is bound, or, to the best of its knowledge, of any provision of any federal or state statute, rule or regulation applicable to Company, the violation of which would have a Material Adverse Effect on Company. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not result in any such violation or default, or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree, lease, license, permit, contract or other arrangement or an event that results in the creation of any lien, charge or encumbrance upon any assets of Company or the suspension, revocation, impairment, forfeiture, or non-renewal of any permit, license, authorization, or approval applicable to Company, its business or operations or any of its assets or properties, or result in the acceleration of, or create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, license, permit or other arrangement to which Company is a party or by which Company is bound or to which its assets are subject, the violation of which would have a Material Adverse Effect on Company.

    7.  Subsidiaries.  Company does not have and has never had any subsidiaries or entities which it controls (as defined under federal securities laws) and does not otherwise own and has never otherwise owned any shares of stock or any interest in, or control of, directly or indirectly, any other corporation, partnership, association, joint venture or entity, excluding joint ventures with AvalonBay.

    8.  Company Financial Statements.  Company has attached to the Company Disclosure Schedule, the unaudited balance sheet and statements of income for the period from the date of January 1, 2000 through December 31, 2000. Such financial statements ("Company Financial Statements") have been prepared to accurately reflect and fairly present the financial condition, results of operations and cash flows of Company as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of Company. Company has also attached to the Company Disclosure Schedule, the unaudited balance sheet and statements of income, changes in members' equity and cash flows for the first calendar quarter "01.

    9.  Absence of Certain Changes.  Since Company's most recent Company Financial Statements, there has not been any Material Adverse Change in the assets, business, financial condition or results of operations of Company, nor has there occurred any event or development which could reasonably be foreseen to result in such a Material Adverse Change in the future.

    10.  No Undisclosed Liabilities.  Company has no liability (whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due) and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, except for (a) liabilities shown in the most recent Company Financial Statements, (b) liabilities which have arisen since the most recent Company Financial Statements in the ordinary course of business, and (c) contractual liabilities incurred in the ordinary course of business.

    11.  Tax Matters.  Company has filed all tax and information returns that it was required to file in all relevant jurisdictions and all such tax and information returns were correct and complete in all material respects. Company has paid all taxes owed in respect of the periods covered by such tax returns whether or not shown as due on such tax return. Company has no actual or potential liability for any tax obligation of any Company Member or other taxpayer, other than Company. All taxes that Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental entity. Company has never had any IRS Final Partnership Administrative Adjustments, examination reports or statements of deficiencies assessed against it and no tax returns of Company have been audited by any governmental entity. No examination or audit of any tax returns of Company or any Company Member by any governmental entity is currently in progress or, to the knowledge of Company, threatened or contemplated and Company has not waived any statute of limitations with respect to taxes or agreed to an extension of time with respect to a tax assessment or deficiency.

    12.  Assets.  Company has good and defensible title to all properties, interests in properties and assets, real and personal, necessary for the conduct of its business as presently conducted and as presently proposed to be conducted, all of which are reflected in the most recent Company Financial Statements (except properties, interests in properties and assets sold or otherwise disposed of since the most recent Company Financial Statements in the ordinary course of business) or acquired thereafter, or with respect to leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character. The property and equipment of Company that are used in the operations of its business are in good operating condition and repair subject to ordinary wear and tear and to requirements for periodic maintenance. All properties used in the operations of Company are reflected in the most recent Company Financial Statements. The Company Disclosure Schedule identifies all personal and real property leases. No asset of Company (tangible or intangible) is subject to any Security Interest except as listed on the Company Disclosure Schedule. For purposes of this Agreement, "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, or other lien (whether arising by contract or by operation of law), other than (i) mechanic's, materialmen's and similar liens, (ii) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation, (iii) liens on goods in transit incurred pursuant to documentary letters of credit, and (iv) liens for taxes not yet due and payable, in each case arising in the ordinary course of business of Company and not material to Company. Company does not own any real property.

    13.  Intellectual Property.  Company has not received a claim, nor is aware of a reasonable basis for a claim, of infringement or violation of any intellectual property right of any third party. The manufacturing, marketing, licensing or sale of Company's products or performance of the service offerings of Company do not infringe or violate any intellectual property right of any third party; and, to the knowledge of Company, the intellectual property rights of Company are not being infringed or violated by activities, products or services of any third party.

    14.  Contracts.  The Company Disclosure Schedule lists all material written agreements to which Company is a party or by which it is bound, including but not limited to, any of the following contracts:

  A.
  any written arrangement for the provision of products or services to customers or other third parties;

  B.
  any written arrangement for the purchase of raw materials, commodities, supplies, products or other personal property or for the receipt of consulting or other services;

  C.
  any written arrangement establishing a partnership, joint venture development, marketing or distribution arrangement;

  D.
  any written arrangement under which it has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness (including capitalized lease obligations) or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

  E.
  any written arrangement concerning confidentiality or non-competition;

  F.
  any written agreement, contract or commitment that calls for fixed and/or contingent payments or expenditures by or to Company (including without limitation any advertising or revenue sharing arrangement);

  G.
  any written agreements, contracts or commitments with officers, employees, agents, consultants, advisors, independent contractors, salesmen, sales representatives, distributors or dealers;

  H.
  any written arrangement involving any of the Company Members or their affiliates;

  I.
  any oral contract, agreement or other arrangement, which if reduced to written form, would be required to be listed in the Company Disclosure Schedule.

All of the agreements listed in the Company Disclosure Schedule to which Company and/or a Company Member is a party are valid, binding, in full force and effect and enforceable by Company in accordance with their respective terms. To Company's knowledge, no party to any such contract intends to cancel, withdraw, modify or amend such contract, agreement or arrangement. Company is not in default under or in breach or violation of, nor, to Company's knowledge, is there any valid basis for any claim of default by Company under, or breach or violation by Company of, any material provision of any contract listed on the Company Disclosure Schedule. To Company's knowledge, no other party is in default under or in breach or violation of, nor is there any valid basis for any claim of default by any other party under or any breach or violation by any other party of, any such contract.

    15.  Accounts Receivable.  All accounts receivable of Company, reflected in the most recent Company Financial Statements are valid receivables, and are subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which it first became due and payable), net of the applicable reserve for bad debts. All accounts receivable reflected in the financial or accounting records of Company that have arisen since the most recent Company Financial Statements are valid receivables, and are subject to no setoffs or counterclaims and are collectible, net of a reserve for bad debts.

    16.  Insurance.  The Company Disclosure Schedule sets forth a true, correct and complete list of all insurance policies covering the assets, business, equipment, properties, operations, employees,

officers and directors of Company. There is no claim by Company pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies have been paid and Company is otherwise in compliance, in all material respects, with the terms of such policies. Such policies of insurance are of the type and in amounts customarily carried by persons conducting businesses similar to those of Company.

    17.  Litigation.  The Company Disclosure Schedule identifies, and contains a brief description of (a) any unsatisfied judgment, order, decree, stipulation or injunction issued by or enforceable by a private party or governmental entity, or (b) any complaint, action, suit, proceeding, or hearing or, to Company's knowledge any investigation by a private party or any governmental entity, or before any arbitrator to which Company is a party or, to the knowledge of Company, is threatened to be made a party. None of the complaints, actions, suits, proceedings, hearings, and investigations set forth in the Company Disclosure Schedule could reasonably be expected to have a Material Adverse Effect.

    18.  Employees.  The Company Disclosure Schedule contains a list of all current employees of Company, along with the position and the annual rate of compensation of each such person. To the knowledge of Company, no key employee or group of employees has any plans to terminate employment with Company. Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. Company has no knowledge of any organizational effort made or threatened, either currently or since its inception, by or on behalf of any labor union with respect to employees of Company. Company has no "Employee Benefit Plans" as defined in the Employee Retirement Income Security Act of 1974 as amended.

    19.  Employee Benefits.  Except as set forth in the Company Disclosure Schedule, Company has no: (a) written or oral agreement with any director, officer or other employee of Company and affiliates (i) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Company or its affiliates of the nature of any of the transactions contemplated by this Agreement, (ii) providing any term of employment or compensation guarantee, or (iii) providing severance benefits or other benefits after the termination of employment of such director, officer or employee; (b) agreement, plan or arrangement under which any person may receive payments from Company or its affiliates that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code; and (c) agreement or plan binding Company or its affiliates, including without limitation any stock or member interest option plan, appreciation right plan, purchase plan, severance benefit plan, or any Company employee benefit plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

    20.  Permits.  The Company Disclosure Schedule sets forth a list of all permits, licenses, registrations, certificates, orders or approvals from any governmental entity (collectively, "Permits") issued to or held by Company that are material to the operation of its business. Such listed Permits are the only Permits that are required for Company to conduct its business as presently conducted or as currently proposed to be conducted, except for those the absence of which could not reasonably be expected to have any Material Adverse Effect. Each such Permit is in full force and effect.

    21.  Certain Business Relationships With Affiliates.  Except as listed in the Company Disclosure Schedule, no Company Member or other affiliate of Company (a) owns any property or right, tangible or intangible, which is used in the business of Company, (b) has any claim or cause of action against Company, (c) owes any money to Company, or (d) has loaned any money to Company.

    22.  Record Books.  The minute or record books and other similar records of Company contain true and complete records in all material respects of all actions taken by the General Manager, or at any meetings of the Company Members, Board of Managers or any committee thereof and of all written consents executed in lieu of the holding of any such meeting, and all charter and bylaw documents and amendments thereto. All of these documents are listed in the Company Disclosure Schedule and will be delivered to Buyer.

    23.  Customers and Suppliers. No material customer of Company has indicated to Company since Company's inception that it will stop, or decrease the rate of, buying, leasing or licensing materials, products or services from Company (and no employee of Company is aware of any such indication).

    24.  Disclosure.  No representation or warranty by Company or Company Members contained in this Agreement, and no statement contained in the Company Disclosure Schedule or in the final form of any other document delivered to or to be delivered by Company pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY MEMBERS

    1.  Member Interest.  Each of the Company Members hereby represents and warrants that such Member's Interest in the Company is duly authorized, has been validly issued by the Company, and is fully paid and nonassessable. Each such Company Member has good and marketable title to their Member Interest, free and clear of all liens and encumbrances. Each such Company Member confirms that there are no outstanding or authorized Member Interests, options with respect thereto or other purchase or subscription rights, conversion rights, exchange rights or other contracts or commitments that could require the Company to issue or sell any additional Member Interests.

    2.  Investment Purpose.  Each Company Member hereby represents and warrants that the shares of Buyer Common Stock to be received, as a portion of the consideration hereunder, are acquired by such Company Member for investment purposes and not for resale. The Company Members agree that the certificates representing shares of the Buyer's Common Stock may have appropriate orders restricting transfer placed against them on the records of the Buyer's transfer agent and agree that such certificates will bear legends referring to such restrictions on transfer. The Company Members agree not to sell, transfer, or encumber any such shares in contravention of such legends. The Company Members confirm that the Buyer has informed the Company Members that such shares will not be registered under the Securities Act of 1933 and applicable states securities or blue-sky laws. The Company Members understand and agree that unless such shares are registered, they may only sell such shares pursuant to Rule 144 of the Securities Act of 1933, and that such shares may not be eligible for sale under Rule 144 for a period of one year following Closing and may not be eligible for removal of restrictive legends until two years from the Closing date. The Company Members represent and warrant to Buyer that they are familiar with the business of Buyer and have the necessary knowledge and experience in business and financial matters in order to be capable of evaluating the merits and risks of investment in the Buyer's Common Stock. The Company Members have had the opportunity to review the Buyer's annual reports and other disclosure documents filed with the Securities Exchange Commission and have had the opportunity to ask questions and to inquire further of the Buyer regarding such matters as they deem necessary.

IV.
REPRESENTATIONS AND WARRANTIES OF BUYER

    1.  Buyer Representations.  Buyer represents and warrants to Company and Company Members that the statements contained in this Section are true and correct, except as set forth in the disclosure schedule attached hereto as Schedule D (the "Buyer Disclosure Schedule"). The Buyer Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section, and the disclosures in any paragraph of the Buyer Disclosure Schedule shall qualify any other paragraph in this Section where such disclosure would be appropriate to the extent that it is clear from such disclosure that it relates to such other paragraph.

    2.  Organization, Qualification and Corporate Power.  Buyer is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the state of its incorporation. Buyer is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect. Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

    3.  Authorization of Transaction.  Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and under each of the transaction documents to which Buyer is a party. All corporate action on the part of the Buyer, or its respective officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of Buyer hereunder has been taken or will be taken prior to the Closing, and this Agreement constitutes a valid and legally binding obligation of Buyer, enforceable in accordance with its respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally.

    4.  Corporate Approvals.  The Board of Directors of Buyer has approved this Agreement and the Acquisition. No other corporate approvals are required of Buyer. No consent or approval is needed from any third party in order to effect the Acquisition or this Agreement or any of the transactions contemplated herein.

    5.  Disclosure.  No representation or warranty by Buyer contained in this Agreement, and no statement contained in the Buyer Disclosure Schedule or in the final form of any other document delivered to or to be delivered by Buyer pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

    6.  SEC Filings.  All annual and quarterly reports and definitive proxy statements required to be filed by Buyer with the SEC have been so filed. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (a) each of Buyer's SEC documents complied in all material respects with the applicable requirements of the Securities Act or the Securities Exchange Act of 1934 (as the case may be); and (b) none of the Buyer's SEC documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

    7.  Due Diligence.  Buyer represents that it has completed its due diligence of Company, is satisfied with the results, and has removed due diligence as a condition to Closing.

V.
ADDITIONAL AGREEMENTS

    1.  Access to Information.  Each party shall afford the other party and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Closing to: (a) all of such party's and its subsidiaries properties, books, contracts, commitments and records as the requesting party may reasonably request, and (b) all other information concerning the business, properties and personnel of such party and its subsidiaries as the requesting party may reasonably request. Each party agrees to provide to the other party and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

    2.  Confidentiality. The parties acknowledge that Buyer and Company have executed a Non-Disclosure Agreement dated on or about August 30, 2000 (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

    3.  Public Disclosure.  Unless otherwise permitted by this Agreement, Buyer and Company shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither Buyer, Company, nor any Company Member, shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law.

    4.  Consents.  Each of Buyer and Company shall promptly apply for or otherwise seek, and use its commercially reasonable efforts to obtain, all consents, approvals, authorizations, and filings required to be obtained by it from any governmental entity or other third person or entity, including DIRECTV or PACE for the consummation of the Acquisition, and each party shall use its commercially reasonable efforts and shall cooperate with the other party to obtain all necessary consents, approvals, authorizations, and filings in connection with the Acquisition, including as needed in connection with any material contracts of Company.

    5.  Employment/Management Agreements.  Buyer agrees to specifically assume the employment contracts of Tim Donnelly, Ward Kipp and Will Davidson. The Management Employment Agreement of Tim Donnelly is attached hereto as Schedule E.

    6.  Lease Agreements.  Buyer specifically agrees to assume Company lease at 1300 Post Road East in Westport, Connecticut. The terms and conditions of the lease assumption agreement are attached hereto as Schedule F.

    7.  Expenses.  Whether or not the Acquisition is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

    8.  Good Faith Efforts and Further Assurances.  Each of the parties to this Agreement shall use its good faith efforts to effectuate the transactions contemplated herein and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement. Each party hereto, at the reasonable request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

VI.
CONDITIONS TO THE ACQUISITION

    1.  Conditions of Each Party to Effect the Acquisition.  The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

    2.  Conditions of Company and Company Members.  The transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Buyer:

  A.
  Representations, Warranties and Covenants.  The representations and warranties of Company and Company Members in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms) on and as of the Closing as though such representations and warranties were made on and as of such time. Company and Company Members shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by Company as of the Closing; provided, however, that any breach of representations, warranties or covenants by Company or Company Members must have a Material Adverse Effect on Company or Buyer in order for Buyer to have the right to not close the Acquisition (it being the parties' intent that the indemnification provisions of Section VIII to be the remedy for breaches of the Company's representations, warranties or covenants that do not have a Material Adverse Effect on the Company or the Buyer).

  B.
  No Material Adverse Effects.  There shall not have occurred any Material Adverse Effect in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of Company.

  C.
  Third Party Consents.  Company shall have furnished Buyer with evidence reasonably satisfactory to it of the consent or approval of those persons and entities whose consent or approval shall be required, including DIRECTV and PACE, in order for Buyer to consummate the Acquisition.

  D.
  Change in Control Acknowledgment.  Company shall have furnished Buyer with an executed Acknowledgment of Change in Control, attached hereto as Schedule G, for the AvalonBay Joint Venture Agreement(s). Should the Acknowledgment not be obtained by Company prior to Closing, Buyer has the right to terminate this Agreement pursuant to Section VII, without liability.

  E.
  Execution by Company Members.  All Company Members shall have executed counterparts of this Agreement.

  F.
  Conveyances.  Company shall be prepared to deliver at Closing all certificates of Member Interests and other indicia of membership or ownership in the Company and shall be prepared to deliver individual executed Assignment of Member Interests from each Company Member in the form attached hereto as Schedule A.

  G.
  Resignations.  Company shall have been tendered resignations by its General Manager and by each Member of its Board of Managers.

    3.  Conditions of Buyer.  The obligations of Buyer to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Company:

  A.
  Representations, Warranties and Covenants.  The representations and warranties of Buyer in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms) on and as of the Closing as though such representations and warranties were made on and as of such time. Buyer shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing.

  B.
  Acquisition Price.  Buyer shall at Closing provide to Company's escrow agent with one million six hundred thousand dollars ($1,600,000 US) in immediately accessible funds

  C.
  Buyer Common Stock.  Buyer shall at Closing issue to Company Members 500,000 shares of Buyer Common Stock, per Schedule B, which shall have a restriction from sale. Should Buyer, in its sole discretion, file a registration statement with the Securities and Exchange Commission in connection with a subsequent private placement of its Common Stock within one year of Closing, Buyer shall make a good faith effort to give Company Members "piggy back" rights to the registration statement. Buyer shall have no obligation to register any of the shares issued hereunder after the date upon which such shares become eligible for resale under the Securities Exchange Commission's Rule 144.

VII.
TERMINATION, AMENDMENT AND WAIVER

    1.  Termination. At any time prior to the Closing this Agreement may be terminated:

  A.
  By mutual consent of Buyer and Company.

  B.
  By Buyer or Company, by giving written notice to the other party, if the other party is in material breach of any representation, warranty, or covenant of such other party contained in this Agreement, which breach shall not have been cured, if subject to cure, within 15 calendar days following receipt by the breaching party of written notice of such breach by the other party.

  C.
  By Buyer or Company, by giving written notice to the other party, if the Closing shall not have occurred on April 30, 2001 by reason of the failure of any condition precedent under Section VI (unless the failure results primarily from a breach by the other party of any representation, warranty, or covenant contained in this Agreement or the other party's failure to fulfill a condition precedent to Closing or other default).

    2.  Effect of Termination.  In the event of termination of this Agreement as provided by this Section, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Buyer, Company, Company Members, officers, directors, shareholders or affiliates, except to the extent that such termination results from the material breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement.

    3.  Amendment or Waiver.  The parties hereto may cause this Agreement to be amended at any time by execution of a properly authorized instrument in writing signed on behalf of each of the parties hereto. At any time prior to the Closing, any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement or amendment on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

    4.  Company Member Representative.  Timothy Donnelly shall serve as the representative and agent of the Company Members for purposes of receiving notice of claims and may negotiate and settle claims on behalf of all the Company Members. The majority in interest of the Company Members may at any time notify Buyer in writing of the appointment of a replacement Member representative who shall have the same rights and powers hereunder.

VIII.
INDEMNIFICATION

    1.  Survival of Representations, Warranties and Covenants.  Notwithstanding any investigation conducted before the Closing, Buyer, Company and Company Members will be entitled to rely upon the other party's representations, warranties and covenants set forth in this Agreement. The obligations of the Buyer, Company and Company Members with respect to its representations, warranties, agreements and covenants will survive the Closing and continue in full force and effect for a period of six (6) months after the Closing.

    2.  Indemnity by Company Members.  From and after the Closing, and subject to the other provisions of this Section, each Company Member shall severally and not jointly indemnify and hold harmless Buyer against, and reimburse Buyer for, any liability, damage, loss, obligation, demand, judgment, fine, penalty, cost or expense, including reasonable attorneys' fees and expenses, and the costs of investigation incurred in defending against or settling such liability, damage, loss, cost or expense or claim therefore and any amounts paid in settlement thereof (collectively "Damages") imposed on or reasonably incurred by Buyer as a result of: (a) any breach of any representation or warranty or failure to perform any covenant on the part of Company under this Agreement, or (b) resulting from any claim by a Company Member or former Company Member based upon an ownership right or alleged ownership right, or (c) for any undisclosed Company liability or obligation whether known or unknown.

    3.  Limitations.  Notwithstanding anything to the contrary herein, the aggregate liability of each Company Member for Damages under this Section or otherwise shall be limited to his/her appropriate pro rata portion of the Acquisition Price. Company Members shall have no obligation to indemnify Buyer pursuant to this Section unless and until all damages thereunder shall exceed $30,000 in the aggregate.

IX.
GENERAL PROVISIONS

    1.  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

    if to Buyer, to:

    Sheldon Nelson, CEO
    MDU Communications International, Inc.
    108-11951 Hammersmith Way
    Richmond, BC V7A 5H9
    Canada
    Phone: (604) 277-8150
    Fax: (604) 277-8301

    with a copy to:

    Patrick Cunningham, VP of US Operations
    MDU Communications (USA) Inc.
    60-D Commerce Way
    Totowa, NJ 07512
    Phone: (973) 237-9499
    Fax: (973) 237-9243

    if to Company, to:

    Tim Donnelly, General Manager
    Digital Solutions, LLP
    1300 Post Road East
    Westport, CN 06880
    Phone: (203) 255-3442
    Fax: (203) 255-3446

    with a copy to:

    Jeff Radler
    1300 Post Road East
    Westport, CN 06880
    Phone: (203) 255-2804
    Fax: (203) 255-1339

Each such notice or other communication shall be in writing and shall be effective, (a) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section (with confirmation of transmission); or (b) if given by any other means, when delivered at the address specified in this Section. Any party, by notice given in accordance with this Section to the other party, may designate another address (or facsimile number) or person for receipt of notices hereunder.

    2.  Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, any reference to a party's "knowledge" or "to the best of its knowledge" means such party's actual knowledge after due and diligent inquiry of officers, directors and other employees of such party reasonably believed to have knowledge of such matters.

    3.  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

    4.  Entire Agreement; Nonassignability; Parties in Interest.  This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Schedules, the Company Disclosure Schedule and the Buyer Disclosure Schedule, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; and (b) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

    5.  Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

    6.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located in the State of New Jersey, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of New Jersey for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

    7.  Rules of Construction.  The parties hereto agree to waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

    8.  Resolution of Conflicts; Arbitration.  Any dispute arising out of or related to this Agreement, which cannot be resolved by negotiation, shall be settled by binding arbitration conducted by a single arbitrator, selected by mutual agreement of a majority in interest of the Company Members and Buyer, conducted in New Jersey in accordance with the rules then in effect of the American Arbitration Association. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. The non-prevailing party to arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including without limitation, attorneys' fees and costs, reasonably incurred by the other party to the arbitration.

    IN WITNESS WHEREOF, Buyer, Company and Company Members have caused this Agreement to be executed and delivered by themselves, and/or their respective officers and managers thereunto duly authorized, all as of the date first written above.

MDU Communications International, Inc.:
By:	/s/ SHELDON NELSON
Name: Sheldon Nelson Title: Chief Executive Officer
Digital Solutions, L.L.C.:
By:	/s/ TIMOTHY DONNELLY
Name: Timothy Donnelly Title: General Manager
Company Members:
/s/ LOUIS RADLER Louis Radler (4 units)
/s/ JEFFREY RADLER Jeffrey Radler (4 units)
/s/ RUSSELL FUCHS Russell Fuchs (20 units, jointly with Lauren Fuchs)
/s/ LAUREN FUCHS Lauren Fuchs
/s/ ALBERT J. KLEBAN Albert J. Kleban (4 units)
/s/ ALAN COURCHENE Alan Courchene (1.33 units)

/s/ LISA COURCHENE-ROY Lisa Courchene-Roy (1.33 units)
/s/ MICHELE COURCHENE TRACKMAN, TRUSTEE Michele Courchene Trackman, Trustee (1.34 units)
/s/ MICHAEL DALY Michael Daly (4 units)
/s/ TIMOTHY DONNELLY Timothy Donnelly (40 units)
/s/ THOMAS DONNELLY Thomas Donnelly (10 units)
/s/ EDWARD L. REYNOLDS Vanderbilt, L.L.C. (10 units) By its President/General Manager

Exhibits and Schedules
To Purchase Agreement dated April 30, 2001

  Schedule A—Assignment of Members Interest

  Schedule B—Buyer Common Stock Transfer

  Schedule C—Company Disclosure Schedule

  Schedule D—Buyer Disclosure Schedule

  Schedule E—Tim Donnelly Management Employment Agreement

  Schedule F—Lease Assumption Agreement

  Schedule G—AvalonBay Acknowledgment of Change in Control

QuickLinks

PURCHASE AGREEMENT
I. THE ACQUISITION
II. REPRESENTATIONS AND WARRANTIES OF COMPANY AND COMPANY MEMBERS
III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY MEMBERS
IV. REPRESENTATIONS AND WARRANTIES OF BUYER
V. ADDITIONAL AGREEMENTS
VI. CONDITIONS TO THE ACQUISITION
VII. TERMINATION, AMENDMENT AND WAIVER
VIII. INDEMNIFICATION
IX. GENERAL PROVISIONS
Exhibits and Schedules To Purchase Agreement dated April 30, 2001